Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 9, 2008

FOR THOSE WHO

ENJOY THEIR IDEAS

FRESH SQUEEZED.

Forward-thinking advisors need forward thinking investment tools for their fresh ideas. That’s the beauty of iPath® Exchange Traded Notes (ETNs) from Barclays. With convenient access to specific markets or strategies, opportunities to diversify your portfolio are everywhere. So, take advantage. Start implementing your ideas with the same simplicity, sophistication and efficiency that you’ve come to expect from Barclays.

iPath®

Exchange Traded Notes

Commodities Currencies Emerging Markets Strategies

www.iPathETN.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. are affiliates of Barclays Bank PLC.

© 2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 6238-iP-0108

BARCLAYS

02

001947_0001_BARC_K_FreshSqueezed.indd

Studio Mechanical

5-30-2008 3:48:51 PM

DPA Jamie Chandler

Released Unreleased

Laser 100%

Job info

Approvals

Production notes

Fonts & Images

VB&P Job 001947_0001

Client BARC Mats close 6/2/2008 1st insert 6/9/2008

Title Fresh Squeezed

Color/B&W 4C

Live 10.25” x 14” Trim 10.875” x 14.5” Bleed 11.375” x 15”

Gutter None

Scale 1” = 1”

Pubs Investment News

Art Director Jim Haas

Copywriter Will Gorman

Designer None

Creative Dir Eric Liebhauser

Account Mgr Dan Eliasi

Print Prod Melanie Magatelli Project Mgr Jascenth Edwards

Studio Mgr Buddy Check Proofreader

• All art is FINAL • Grey box is 80k • Barclays blue is 100c • URL and capabilities: 13pt • Light grey behind legal is 8% K • Top blue bar gradient is FPO • Body copy is 13 pts.

• Bold legal is 9pt, rest of legal is 8 pt • All legal prints 80% K

• Magenta keyline indicates trim, does not print

Fonts Expert Sans (Bold, Regular, Black)

Images ip_tag_2c_bk_rev_cmyk_r.eps IBIM_Barclays_InterimBadge.ai

VENABLES BELL & PARTNERS

201 Post Street San Francisco CA 94108

415-288-3300

www.venablesbell.com